ARMOUR RESIDENTIAL REIT, INC.
CONFIRMS MONTHLY DIVIDEND RATES FOR Q1 2015

VERO BEACH, Florida – January 2, 2015 – ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today confirmed the Q1 2015 monthly cash dividend rates for the Company's Common Stock and Series A and Series B Preferred Stock.

Q1 2015 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
January 2015	$0.04	January 15, 2015	January 27, 2015
February 2015	$0.04	February 13, 2015	February 27, 2015
March 2015	$0.04	March 13, 2015	March 27, 2015

Q1 2015 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
January 2015	$0.171875	January 15, 2015	January 27, 2015
February 2015	$0.171875	February 15, 2015	February 27, 2015
March 2015	$0.171875	March 15, 2015	March 27, 2015

Q1 2015 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
January 2015	$0.1640625	January 15, 2015	January 27, 2015
February 2015	$0.1640625	February 15, 2015	February 27, 2015
March 2015	$0.1640625	March 15, 2015	March 27, 2015

Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, ARMOUR may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises, or guaranteed by the Government National Mortgage Association. ARMOUR

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ARMOUR Residential REIT, Inc. Confirms Monthly Dividend Rates for Q1 2015

January 2, 2015

is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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